Exhibit 10.2
AMENDMENT TO THE LANDSTAR SYSTEM, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
     This amendment (this “Amendment”) to the Landstar System, Inc. Executive Incentive Compensation Plan (the “Plan”), is hereby adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Landstar System, Inc. (the “Company”).
     WHEREAS, the Company maintains the Plan to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance;
     WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the Plan to comply with Section 409A of the Internal Revenue Code;
     WHEREAS, Section 6(b) of the Plan authorizes the Committee to amend the Plan;
     NOW, THEREFORE, Section 5 of the Plan is hereby amended, effective as of December 3, 2008, to read as follows:
“5.	PAYMENT.
     Except as may be determined pursuant to the terms of Section 4(e) or as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus), but in no event later than March 15 of the year immediately following the year in which such bonus amount is earned.”
     Except as expressly provided herein, this Amendment is not intended to amend any other provision of the Plan.
     IN WITNESS WHEREOF, the Committee has caused this Amendment to be duly executed effective as of December 3, 2008.

LANDSTAR SYSTEM, INC.
By:	/s/ Michael K. Kneller
	Name:	Michael K. Kneller
	Title:	Vice President, General Counsel and Secretary